CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 1998 included in Finlay Enterprises, Inc.'s Annual Report on Form 10-K for the fiscal year ended January 31, 1998 and to all references to our Firm included in this Registration Statement.

/s/Arthur Andersen LLP

New York, New York
October 8, 1998